EXHIBIT 10(f)
                              -------------


                       MARKETING AND SUPPLY AGREEMENT


         THIS AGREEMENT, effective as of January 1, 1999, is between VascA, Inc., a Delaware corporation located at 3 Highwood Drive,
Tewksbury, MA 01876 (hereinafter referred to as "VascA") and United-Guardian, Inc., a Delaware corporation located at 230 Marcus Blvd., Hauppauge, NY 11788 (hereinafter referred to as "UGI").

         WHEREAS, UGI is the co-owner of certain patents and the exclusive owner of certain other proprietary technical information relating to the pharmaceutical product known as Clorpactin and related technologies;

         WHEREAS, VascA is developing implantable valves and other products designed for vascular access and other applications;

         WHEREAS, VascA is desirous of obtaining from UGI exclusive, worldwide marketing and distribution rights to Clorpactin and related technologies under UGI's patents and technical information in accordance with the terms and conditions hereof; and

         WHEREAS, UGI is willing to grant such rights to VascA upon the terms and conditions hereof;

         NOW, THEREFORE, the parties hereto have mutually agreed as follows:


1.       Definitions.

The following definitions will control the construction of each of the following terms wherever they appear in this Agreement:

"Affiliate" shall mean, as to a Party hereto, any person, corporation, company, partnership, joint venture, firm and/or other entity (a "Person") which controls, is controlled by or is under common control with such Party. For these purposes, "control" shall refer to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Cost of Goods" shall mean fully-allocated cost of goods according to U.S. generally accepted accounting principles, and shall include without limitation material costs, allocable compensation costs of manufacturing personnel, manufacturing overhead (including without limitation such items as rent, utility expenses, depreciation and amortization) and royalties and other amounts payable to third parties in respect of patents and other intellectual property rights licensed in connection with the manufacture or sale of Licensed Products, but shall not include any allocation of non-manufacturing managerial or non-manufacturing employee overhead or of selling or general and administrative expenses.

"Current Uses" shall mean all uses for which Clorpactin is currently being marketed as more fully described on Exhibit A attached hereto.

"EPA" shall mean the United States Environmental Protection Agency.

"Event of Interruption" shall mean any of the following:

         (a) the failure by UGI to ship any order for the Licensed Product within three (3) months following receipt of a purchase order; or

         (b) the filing by UGI of any petition for bankruptcy pursuant to the United States Bankruptcy Code; or

         (c) the filing against UGI of any petition or assignment in bankruptcy pursuant to the United States Bankruptcy Code, if such petition or assignment is consented to by UGI or is not vacated or dismissed within sixty (60) days of the date of filing; or

         (d) the initiation or consent or failure to defend any proceeding by or against UGI which is intended to lead to its final liquidation, or the entering of any judgment against UGI the consequence of which will be UGI's final liquidation.

"FDA" shall mean the United States Food and Drug Administration.

"Improvements" shall mean any invention, enhancement, improvement, next generation product, discovery or other development, whether patentable or not, developed or discovered by UGI or licensed to UGI and applicable or related to a Licensed Product or any component thereof.

"Licensed Products" shall mean Clorpactin and any other product, whether currently sold or under development, relating to, derived from or based in whole or in part on the Technology.

"Net Sales" shall mean, with respect to a Licensed Product and a specified period, the gross revenues collected by a Party, its Affiliates or its sublicensees from or on account of sales of such Licensed Product during that period to third parties, less deduction for (a) credits or allowances, if any, actually granted on account of price adjustments, rejection or return of items previously sold, whether during the specific period or not, rebates and discounts, (b) excises, sales taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding income or other taxes levied with respect to gross receipts), and (c) separately itemized insurance and transportation costs incurred in shipping products to third parties.

"New Uses" shall mean all medical applications other than Current Uses, including but not limited application of the product as a site care treatment with VascA's implantable valve products.

"Party" shall mean either UGI or VascA, as the context may require.

"Patents" shall mean all present and future domestic and foreign patents, patent applications, provisional patent applications, patent extensions, certificates of invention, or applications for certificates of invention, together with any divisions, continuations or continuations-in-part and renewals thereof, or substitutions therefor, and all reissues, reexaminations or extensions thereof, which are owned or controlled by or licensed to, UGI, and which are necessary or useful for the development, manufacture, use or sale of Licensed Products, including without limitation the patents and patent applications listed on Exhibit B hereto.

"Registrations" shall mean (1) in the United States, approval from the FDA, the EPA and/or other governmental authorities, as necessary, for the manufacturing, marketing, promotion and sale of the Licensed Products, and (2) outside of the United States, analogous orders by the relevant governmental agencies which require regulatory approval prior to marketing, promotion and sale of the Licensed Products in such non-U.S. country.

"Steering Committee" shall have the meaning set forth in Section 6.5 below

"Technology" shall mean all present and future inventions, trade secrets, trademarks, copyrights, data, regulatory submissions and other intellectual property of any kind, including all confidential technical information in the possession of UGI as of the date hereof and during the term of this Agreement (and any renewal thereof), which are owned or controlled by, or licensed to, UGI, and which are necessary or useful for the development, manufacture, use or sale of the Licensed Products.

"Territory" shall mean worldwide.

"Valid Claim" shall mean a claim of an unexpired or pending  Patent which
(a) shall not have been withdrawn, cancelled or disclaimed or held invalid by a court of competent jurisdiction in an unappealed or unappealable decision or revoked by opposition proceedings where there is no further right to appeal or the time period for appeal has elapsed, and
(b) in the case of a patent application, (i) has not been on file with the relevant patent office for more than five years without having been allowed or issued, and (ii) is not a claim as to which UGI's outside patent counsel has advised in writing clearly will not be allowed or issued.

         The singular shall include the plural and vice versa as may be required by the context of this Agreement.

2.       License Grant.

         2.1 UGI hereby grants to VascA an exclusive, royalty-free license, including the right to grant sublicenses, under the Patents and the Technology, to develop, use, market, distribute and sell Licensed Products in the Territory for New Uses.

         2.2 UGI hereby grants to VascA a non-exclusive, royalty-free license, including the right to grant sublicenses, under the Patents and the Technology, to use, market, distribute and sell Licensed Products in the Territory for Current Uses. The non-exclusive license granted in this
Section 2.2 shall, at VascA's election, become exclusive at such time as the number of units of Licensed Product purchased by VascA in any contract year under this Agreement is greater than sixty percent (60%) of UGI's total unit sales, whether direct or indirect, of Licensed Product for such contract year. During the term of this Agreement and any renewal thereof, UGI shall not grant licenses under the Patents and Technology to distribute, market or sell Licensed Products to any third party, nor directly sell any Licensed Products to any party that is not a customer of UGI as of the date hereof and identified on Exhibit C hereto, with the exception of new drug wholesalers, without VascA's prior written consent, which consent shall not be unreasonably withheld, unless UGI reasonably believes that the sale is for a drug (and not a device) use that is not covered under the definition of "New Uses" and provides notice thereof to VascA prior to effecting such sale. In the event UGI cannot determine with a reasonable degree of certainty that the intended use is a drug use that would not be covered under the definition of "New Uses," then it will not make the direct sale to that customer and will instead refer the customer to VascA or, with VascA's approval, to a drug wholesaler. VascA agrees to sell Licensed Products to new customers referred to VascA by UGI (or to current customers of UGI in the event that such customers are unable to obtain product from drug wholesalers) on comparable pricing, terms and other conditions as it sells to other customers at similar levels of distribution.

         2.3 UGI hereby grants to VascA an exclusive, royalty-free license, including the right to grant sublicenses, under the Patents and the Technology, to make and have made Licensed Products for New Uses; provided, however, that VascA agrees that it may not exercise such license with respect to any Licensed Product unless UGI fails to fulfill its supply obligations with respect to such Licensed Product as set forth in Section 3.1.

         2.4 In the event other marketers of implantable valve products similar to, or competitive with, VascA's device ("Competitors") desire to purchase Licensed Products, VascA agrees to sell them Licensed Products provided they comply with the following requirements:

                  (a) VascA must be given the opportunity to review any regulatory submissions or marketing and training materials related to the use of Licensed Products by Competitors, prior to submission, to assure that they are consistent with the filings being made by VascA. This will not include any proprietary information not relevant to VascA's use of the Licensed Products. VascA will have no obligation to sell to Competitors if it finds that the information being submitted, or which has been submitted, to regulatory agencies by those Competitors is incorrect or inconsistent with VascA's submissions.

                  (b) VascA's price of Licensed Products to Competitors shall be consistent with the prices it charges to other customers for Licensed Products at the same level of distribution.

         2.5 In the event VascA takes over the exclusive distribution of Licensed Product for Current Uses in accordance with Section 2.2, VascA agrees that it will continue to sell Licensed Products to UGI's customer base on the same pricing, terms, and conditions, for the same level of distribution, as they were getting from UGI, subject to reasonable price increases that will be mutually agreed upon by VascA and UGI. If, at some point in the future, VascA decides to distribute Licensed Products directly to customers instead of through the full line drug wholesalers currently used by UGI, such decision shall only be made with the approval of UGI, and such approval may be withheld by UGI only in circumstances in which UGI demonstrates, to VascA's reasonable satisfaction, that such approval would have a material adverse effect on UGI's business.

         2.6 UGI represents and warrants to VascA that there are no restrictions on UGI's rights to grant the licenses contemplated hereunder with respect to any of the Licensed Products, except that UGI's rights in regard to the use of Clorpactin to treat animal mastitis are owned jointly with the Diversey Corporation and, therefore, are specifically excluded from this Agreement unless otherwise agreed at a later time by the parties hereto.

         2.7 VascA shall have the right to sublicense the licenses granted hereunder so long as each sublicensee agrees to be bound mutatis mutandis by all of the terms and conditions of this Agreement.

3.       Supply of Licensed Products; Security of Supply; Samples; Orders.

         3.1 (a) Except as otherwise permitted by Section 2.3, each of the Licensed Products shall be supplied by UGI in accordance with the procedure specified in Section 3.2 to VascA, VascA Affiliates or VascA sublicensees as VascA may designate, and VascA, VascA Affiliates and VascA sublicensees shall each purchase its requirements for each of the Licensed Products exclusively from UGI. UGI shall be responsible as provided in this Agreement for all Licensed Products supplied by it even if such Licensed Products are manufactured, in whole or in part, for UGI by third parties.

                  (b) The parties acknowledge the importance of VascA having a continuing source of supply of Licensed Products and wish to provide for VascA to be able to source or manufacture Licensed Products in situations where UGI becomes or is likely to become unable to supply the Licensed Products to VascA in quantities sufficient to meet VascA's requirements. VascA will use reasonable efforts to maintain at all times, under refrigeration, a stock of Licensed Product equal to three (3) months of sales volume, based on the annual projections provided to UGI. UGI will cause a full and complete copy of the most current formula and manufacturing instructions for the Licensed Product in form and scope sufficient to enable VascA to manufacture the Licensed Product without further assistance (the "Formula"), to be kept by an officer of UGI at a secure location other than UGI's manufacturing site in Hauppauge, New York. Upon the occurrence of any Event of Interruption (as defined in
Section 1), VascA will have the right to require UGI to deliver the Formula to VascA for its use in manufacturing the Licensed Product, or having the Licensed Product manufactured, during the Event of Interruption. VascA will use the Formula and manufacturing instructions to source or manufacture the Licensed Product only for the purposes specified herein, and only during the Event of Interruption. Upon the correction or termination of an Event of Interruption, VascA will promptly return the Formula and manufacturing instructions to UGI without keeping any copies, and will certify to UGI that it has done so and will resume purchasing the Licensed Product from UGI.

                  (c) VascA will pay UGI a royalty, at the rate of 50% of VascA's gross profit VascA's Net Sales less VascA's Cost of Goods, on all Licensed Product sourced or produced by VascA, rather than purchased from UGI, and sold by VascA during any Event of Interruption.

                  (d) Any quantities of Licensed Products sourced or manufactured by VascA during any Event of Interruption shall be counted toward VascA's Minimum Purchase Requirement for the applicable contract year as more fully described in Section 10 below.

                  (e) VascA's rights hereunder are in addition to, and not in substitution for, its rights under Section 14 hereof. In addition, if an Event of Interruption continues for more than twelve (12) months, UGI shall deliver to VascA all of UGI's right, title and interest in the Registrations referred to in Section 6.1 below and VascA shall be entitled to the rights of a licensee under Section 14 hereof, in addition to such other legal and equitable rights and remedies as may be available. In such event, VascA shall pay to UGI a royalty of 10% of VascA's Net Sales of Licensed Products during such time as VascA is manufacturing and selling Licensed Products in accordance with this Section.
         3.2 The Licensed Products will in VascA's discretion be shipped to VascA in powder form in 2-gram bottles packed five to a box, or in such form and packaging as may be specified by VascA; provided, however, that UGI shall not be obligated to make any changes in the specifications of the bottle or cap in which any Licensed Product is sold as of the date hereof.

         3.3 UGI hereby warrants that the Licensed Products supplied by it hereunder shall comply in all material respects with all applicable laws, rules, regulations and registrations. VascA hereby acknowledges that the regulatory status of Clorpactin is not clear due to the age of the product, and that it will be VascA's responsibility to determine whether the marketing of the product for any particular use or uses would be considered acceptable by the FDA. UGI warrants that each shipment or other delivery of each Licensed Product, when supplied by UGI to VascA, VascA Affiliates and VascA sublicensees hereunder and through the product expiration date thereafter, shall (i) be or merchantable quality, fit for the purpose intended by this Agreement and free from defects, (ii) meet in all material respects the product specifications of UGI therefor and
(iii) be produced, packaged and labeled in accordance with approved standards of the FDA and the EPA, and in compliance with all applicable rules and regulations of all other relevant regulatory authorities, including compliance with good manufacturing practices. UGI's only liability for breach of its obligations under this Section 3.3 shall be to replace the defective Licensed Product as provided in Section 3.4. EXCEPT FOR THE CONTRACTUAL PROVISIONS EXPRESSLY SET FORTH IN THIS AGREEMENT, UGI DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO LICENSED PRODUCTS. Except as stated in Section 7.1 (Product Liability Indemnity) and Section 7.4 (Infringement Indemnity), UGI's liability to VascA for damages arising out of the manufacture, use or sale of a Licensed Product shall not exceed the actual purchase price paid by VascA for such Licensed Product. In no event shall UGI be liable to VascA for special, incidental or consequential damages arising out of the manufacture, use or sale of any Licensed Product. Nothing in this
Section 3.3 shall be construed to limit UGI's  obligations under Sections
7.1 and 7.4.

         3.4 Claims relating to quality defects in the Licensed Products supplied by UGI shall be submitted to UGI within a reasonable time, not to exceed 90 days, after VascA, the VascA Affiliate or the VascA sublicensee hereunder has received delivery of the Licensed Product. UGI shall replace free of charge the defective quantities. Nothing in this
Section 3.4 shall be construed to limit UGI's  obligations under Sections
7.1 and 7.2.

         3.5 As to each Licensed Product, VascA shall provide UGI with a written forecast (the "Forecast") of the requirements of VascA, its Affiliates and sublicensees for such Licensed Product at least 90 days prior to each 12-month period during the term of the Agreement, except that VascA shall provide UGI with the Forecast of its requirements for the first contract year within thirty days of the execution of this Agreement. VascA, its Affiliates and sublicensees shall provide UGI with at least 90 days' notice of each requested delivery date of any Licensed Product.

4.       VascA's Marketing Efforts.

         VascA, VascA Affiliates and VascA sublicensees each shall use its reasonable efforts, subject to governmental laws, regulations and requirements and the terms and provisions of this Agreement(TM), to identify Licensed Products (a) as a recommended site care treatment for use with its LifeSite product in the Territory, and (b) for such other New Uses as VascA shall determine to be commercially viable from time to time. VascA will also use its reasonable efforts to pursue any necessary registration and pricing approval of each Licensed Product in the Territory. VascA may market and sell Licensed Products under it own label and packaging and under its own trademarks; provided, however, that such label or packaging shall include the name Clorpactin and shall indicate that such Licensed Product has been manufactured by UGI.

5.       Prices; Payments.

         5.1 The price at which UGI shall supply any unit of Licensed Product to VascA and its Affiliates and sublicensees hereunder shall be the lowest price at which UGI sells units from time to time to any of its distributors or licensees; provided, however, that VascA may elect to procure, directly or indirectly, packaging materials and labels for
Licensed Products and to deduct from the purchase price payable to UGI hereunder the cost of such materials up to an amount not in excess of UGI's cost for such materials as long as the substitute packaging materials and labels are of comparable quality and size to UGI's current packaging materials and labels and can be accommodated on UGI's current filling and labeling equipment without modification. In the event modifications are required in order to accommodate VascA's packaging materials or labels, such modifications shall be made at VascA's expense. In the event new packaging and/or labeling equipment is required it will be purchased by VascA, will be maintained at VascA's expense, and will remain the property of VascA. UGI will obtain VascA's written authorization prior to making any modifications to existing equipment or purchasing new equipment in accordance with this paragraph. All shipments will be made with carriers approved by VascA, which approval shall not be unreasonably withheld or delayed. All amounts payable under this Section 5 shall be paid in full within 30 days after the date of delivery of the Licensed Products.

         5.2 In consideration of VascA's marketing and other obligations hereunder, UGI shall pay to VascA an amount equal to 10% of the amount by which UGI's Net Sales of Licensed Products (excluding, for this purpose, sales to VascA under this Agreement) exceeds $280,000 during each contract year of this Agreement (the "Base Amount"). The Base Amount will remain the same each contract year unless UGI puts through a price increase, in which case the Base Amount will be increased by the same percentage as the price increase, prorated for the year. In the event UGI begins to sell Licensed Product in other types of units, the increase in the Base Amount will be calculated by applying the percentage increase only to the percentage of sales in the prior year attributable to the current unit size (one box of five 2-gram bottles).

         5.3 In the event that UGI enters into an agreement with a third party for a purpose similar to this Agreement, and the provisions of such third party agreement are more favorable to such third party than the corresponding provisions of this Agreement, then UGI will agree to offer VascA such more favorable terms and amend this Agreement accordingly.

6.       Development of Products; Technical Information; Research Program.

         6.1 VascA will be responsible for the administrative handling of Registrations in all countries of the Territory in which VascA deems obtaining such Registrations to be necessary or appropriate. VascA will pay all fees and expenses related thereto. VascA shall keep UGI informed on an ongoing and timely basis and seek UGI's consent as to all material matters relating to the Registrations of Licensed Products, which consent shall not be unreasonably withheld or delayed. In the event it is necessary for UGI to submit proprietary information in support of a Registration, VascA will arrange for such information to be submitted directly to the regulatory agencies involved. UGI will be obligated to provide information in support of VascA's Registrations only to the extent such information is in the possession of UGI. UGI will only be responsible for the accuracy of the information that it has provided, and shall not be responsible in the event such information is not sufficient for the Registration to be granted. VascA shall be the sole holder of the Registrations and will, at its own expense, be responsible for all administrative matters necessary to compile and submit the Registrations for each Licensed Product in each country of the Territory. VascA shall also be responsible for maintaining the Registrations and will bear the registration renewal fees for the Registrations of Licensed Products in each country of the Territory. Subject to compliance with applicable laws and regulations, VascA shall promptly report to UGI any adverse drug reactions associated with the use of any Licensed Product in the Territory.

         6.2 Any changes of the Licensed Products shall only be made by UGI or VascA after (i) prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, and (ii) if required, the authorization of the relevant authorities.

         6.3 UGI shall provide VascA, on a regular and continuing basis, with all technical information, sales and marketing materials and other information that is reasonably necessary for VascA to have hereunder, including but not limited to Improvements, in order for VascA to be able to follow the developmental progress of each of the Licensed Products that is under development by UGI and to otherwise perform under this Agreement.

         6.4 During the initial term of this Agreement, VascA and UGI shall collaborate on a research program to examine, among other things, the shelf life, product stability, toxicology and formulation improvements for Clorpactin and other Licensed Products (the "Research Program"). The Research Program and related budget, objectives, resource commitments and timetable shall be as more fully set forth on Exhibit D attached hereto. VascA agrees to provide funding for the Research Program in an amount not less than $50,000 for the first contract year and $75,000 for each of the second and third contract years. Activities under the Research Program shall be conducted by UGI personnel or third party contractors, in each case, reasonably satisfactory to VascA. All right, title and interest in any Improvements or other inventions ("Research Program Inventions"), and patent rights thereon, that are discovered, made or conceived during the term of the Research Program shall be jointly owned by UGI and VascA; provided, however, that neither party shall have the right to make use of such Research Program Inventions, other than in connection with the performance of its rights and obligations under this Agreement, without the approval of the other party.

         6.5 The Research Program shall be directed, managed and administered by a steering committee consisting of one representative of UGI and one representative of VascA (the "Steering Committee"). The Steering Committee shall initially consist of Rick Andrews and Ken Globus. The Steering Committee shall meet not less than once every six months during the term hereof or at such other times, either in person or by telephone conference, as may be agreed upon by members of the Committee. The specific tasks of the Research Program may be reduced, modified or supplemented from time to time by unanimous consent of the Steering Committee. During the term of the Research Program, UGI shall provide the Steering Committee with quarterly written reports of the status of the Research Program, including a summary of results to date. Members of the Steering Committee or their designees shall have reasonable access to the facilities of each party where Research Program activities are in progress, but only during normal business hours and with reasonable prior notice. Any disputes among members of the Steering Committee shall be resolved by referring the matter for resolution to the Chief Executive Officers of the respective companies (or, if either Chief Executive Officer is then a member of the Steering Committee, to the Chairman of the Board). If, after 30 days, the dispute remains unresolved, it shall be referred to arbitration in accordance with
Section 23 below.

7.       Liability and Indemnification.

         7.1 UGI shall indemnify, defend and hold harmless VascA, its Affiliates and sublicensees and all officers, directors, employees and agents thereof (collectively, "VascA Indemnitees") from all damages, losses, claims, judgements, liabilities, cost and expenses, including without limitation, reasonable attorneys' fees and expenses (collectively, "Costs"), whether the foregoing are based in contract, tort, negligence or product liability, incurred by or assessed against any VascA Indemnitees that arise out of or incident to injury or death of persons or damage to or destruction of any property caused or alleged to be caused by any Licensed Product supplied by UGI. In the event of any such claim against or Costs incurred by any of the VascA Indemnitees, VascA shall promptly notify UGI of such claim or Costs. UGI shall manage and control, at its sole expense, the defense and/or settlement of any such claim against a VascA Indemnitee. The VascA Indemnitees shall cooperate with UGI and may, at their option and expense, be represented in (but not control) any such action or proceeding. UGI shall not be liable for any settlement entered into or cost or expense incurred by the VascA Indemnitees in relation to any such action or proceeding without UGI's written authorization (unless UGI shall have failed to assume management and control of the defense and settlement of the matter as provided above in this Section 7.1).

         7.2 VascA shall indemnify, defend and hold harmless UGI, its Affiliates and sublicensees and all officers, directors, employees and agents thereof (collectively, "UGI Indemnitees") from all Costs, whether the foregoing are based in contract, tort, negligence or product liability, incurred by or assessed against any UGI Indemnitees that arise out of or incident to injury or death of persons or damage to or destruction of property caused or alleged to be caused by any Licensed Product manufactured by VascA, VascA Affiliates or VascA sublicensees pursuant to the license grant set forth in Section 2.2. In the event of any such claim against or Costs incurred by any of the UGI Indemnitees, UGI shall promptly notify VascA of such claim or Costs. VascA shall manage and control, at its sole expense, the defense and/or settlement of any such claim against a UGI Indemnitee. The UGI Indemnitees shall cooperate with VascA and may, at their option and expense, be represented in (but not control) any such action or proceeding. VascA shall not be liable for any settlement entered into or cost or expense incurred by the UGI Indemnitees in relation to any such action or proceeding without VascA's written authorization (unless VascA shall have failed to assume management and control of the defense and settlement of the matter as provided above in this Section 7.2).

         7.3 During the term of this Agreement and for four (4) years thereafter, each of the Parties shall maintain an insurance policy, to the extent available on commercially reasonable terms and subject to customary deductibles, issued by a reputable insurance company, naming the other Party as an additional insured, which policy shall insure against any and all claims, liabilities, costs and expenses in connection with the obligations of the insured Party under Section 7.1 or 7.2, as applicable, in an amount of at least $2,000,000 per claim.

         7.4 UGI shall indemnify, defend and hold harmless the VascA Indemnitees from all Costs incurred by or assessed against any VascA Indeninitees that arise out of or incident to any intellectual property infringement claim made by any third party with respect to any Licensed Products, whether manufactured by UGI or by or under authority of VascA pursuant to Section 3.1, provided that the VascA Indemnitees shall not have modified the relevant Licensed Product. In the event of any such claim against or Costs incurred by any of the VascA Indemnitees, VascA shall promptly notify UGI of such claim or Costs. UGI shall manage and control, at its sole expense, the defense and/or settlement of any such claim against a VascA Indemnitee. The VascA Indemnitees shall cooperate with UGI and may, at their option and expense, be represented in (but not control) any such action or proceeding. UGI shall not be liable for any settlement entered into or cost or expense incurred by the VascA Indemnitees in relation to any such action or proceeding without UGI's written authorization (unless UGI shall have failed to assume management and control of the defense and settlement of the matter as provided above in this Section 7.4). Without waiving any rights it may have against UGI in respect of this obligation to indemnify the VascA Indemnitees hereunder, VascA shall have the continuing right to deduct from and offset against amounts otherwise payable to UGI under Section 3 any Costs not paid or reimbursed by UGI as required by this Section 7.4, including, without limitation, any royalty or other compensation that VascA and/or its Affiliates and sublicensees are required to pay to a third party in settlement in order to continue to exercise VascA's license rights as set forth in this Agreement.

8.       Third Party Infringement/Misappropriation.

         8.1 If either Party becomes aware of any infringement of Patents or misappropriation of Technology by a third party in the Territory for New Uses, such Party shall promptly give notice thereof to the other
Party and shall provide the other Party with any evidence or other information in its possession relating to such infringement or misappropriation. The Parties shall thereupon consult together as to the action to be taken.

         8.2 UGI shall have the first right, but not the obligation, to commence legal proceedings against any infringer of any Patent or misappropriator of Technology in the Territory for New Uses and in this case (subject to the provisions of the next two sentences) any damages recovered shall belong to UGI. In the event UGI commences such legal proceedings, VascA may join in such proceedings within 60 days after its receipt of notice from UGI of the commencement of such proceedings if VascA agrees to pay an amount equal to 50% of the cost of such proceedings. In such event, any damages, settlement fees or other consideration for past infringement received as a result of such proceedings shall be shared by UGI and VascA equally. If UGI is not willing to undertake legal proceedings against the infringer or misappropriator in the Territory for New Uses, VascA may at its own cost and expense in its own name commence such legal proceedings and in such case any damages recovered shall belong to VascA. In such event, (a) VascA shall be free to settle the dispute on an amicable basis, (b) UGI shall cooperate with VascA as reasonably requested by VascA and at VascA's expense, and (c) with respect to any legal proceedings brought by VascA, UGI shall agree to be named as a party thereto, provided that VascA agrees to indemnify, defend and hold harmless UGI from all Costs incurred by or assessed against UGI in connection with any actions or counterclaims relating to such legal proceedings, except for costs incurred by or assessed against UGI as a result of UGI's negligence or willful misconduct directly related to such proceedings.

9.       Representations and Warranties.

         9.1 UGI warrants and represents that it is the owner of the entire right, title and interest in and to the Technology (or holds requisite rights as licensee thereof) and that it has the right to grant licenses and distribution rights under the Technology of the scope set forth herein.

         9.2 UGI warrants and represents that to the best of its knowledge (i) there are no patent rights owned by third parties relevant and material to an evaluation of VascA's freedom to operate with respect to the use of rights licensed hereunder, and (2) each patent included within the Patents was not fraudulently procured from the relevant governmental patent granting authority.

         9.3 Each Party hereto represents and warrants to the other that its execution and delivery hereof has been duly authorized by all necessary corporate action and that the terms and conditions of this Agreement, and its obligations hereunder, do not conflict with or violate any terms or conditions of any other agreement or commitment to which it is a signatory or by which it is bound.



10.      Minimum Purchase Requirements.

         UGI may, by sixty (60) days' advance notice to VascA, convert to non-exclusive the license granted to VascA under Section 2.1 hereof as set forth below at the end of any contract year if VascA does not purchase from UGI in any contract year a quantity of Licensed Products equal to the following (the "Minimum Purchase Requirement"):

         Year 1:      50,000 grams
         Year 2:      70,000 grams
         Year 3       85,000 grams

Years 4 through 6: 7% above the average annual purchases during the preceding two contract years, but in no event less than 102,000 grams in Year 4, 130,000 grams in Year 5 and 150,000 grams in Year 6. Year 7 and all subsequent contract years: 5% above the average annual purchase during the preceding two contract years but in no event less than 170,000 grams.

         If VascA fails to satisfy the Minimum Purchase Requirement in any contract year, VascA's rights under this Agreement shall become non-exclusive and UGI shall be obligated to continue supplying VascA's requirements for Licensed Products.

11.      Effective Date and Term.

         This Agreement will be effective as of the day and year first above written and will remain in effect until and expire upon the third anniversary of the date hereof. Following the initial term hereof, the Agreement will be automatically renewed for successive three (3) year terms unless terminated by either Party upon delivery of notice to the other Party within six (6) months prior to the end of the initial term or any subsequent term.

12.      Termination.

         12.1 Failure by UGI or VascA to comply with any of the obligations and conditions contained in this Agreement shall entitle the other Party to give notice to the Party in default requiring the defaulting Party to cure such default. If such default is not cured within thirty (30) days in the case of payment defaults involving amounts in excess of $25,000 or within forty-five (45) days in the case of all other defaults, after the receipt of such notice, the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement by giving notice to take effect immediately. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

         12.2 VascA shall have the right to terminate this Agreement at any time upon not less than six (6) months prior written notice to UGI. In the event of termination by VascA pursuant to this Section 12.2, VascA shall reimburse UGI the Cost of Goods for all Licensed Products then in UGI's inventory and allocated for delivery to VascA, up to an amount of inventory not to exceed 20% of the Forecast furnished to UGI under
Section 3.5 hereof for the relevant period, except in the case of inventory packaged or labeled specifically for VascA that is different from the packaging or labeling of UGI's regular Clorpactin, in which case VascA shall be responsible for paying for all such existing inventory.

         12.3 Notwithstanding anything else in this Agreement to the contrary, the Parties agree that Sections 3.3, 7.1, 7.2, 7.3, 7.4, 13.1,
13.2 and 14 shall survive the termination or expiration of this Agreement, as the case may be, to the extent required thereby for the full observation and performance by either or both of the Parties hereto.

         12.4 In the event a Party breaches or defaults on any of its obligations hereunder, the non-breaching Party's remedies shall be limited to any or all of the following: (a) collecting any and all amounts then due and payable from the breaching Party pursuant to this Agreement; (b) seeking injunctive or similar equitable relief to compel the breaching Party to comply with its obligations and other terms and conditions of this Agreement; and (c) initiating procedures for termination of this Agreement pursuant to Section 12.1 hereof. In the event of any termination of this Agreement by UGI pursuant to Section 10 or 12.1 hereof or by VascA pursuant to Section 12.2 hereof, VascA, VascA Affiliates and VascA sublicensees shall, upon the request of UGI, (i) transfer and assign to UGI all clinical and other data in their possession that relate to any Licensed Products, and all regulatory filings relating thereto, (ii) cooperate with UGI in the transfer of all Registrations of Licensed Products to UGI and execute and deliver any and all instruments required to effect such transfers, and (iii) until such time as such Registrations have been transferred to UGI, take all actions reasonably requested by UGI to enable UGI to market the Licensed Products under the Registrations therefor held by VascA, including executing and filing any necessary amendments, supplements or other documents with the relevant regulatory agencies. UGI shall reimburse VascA for VascA's documented out-of-pocket costs reasonably incurred in connection with VascA's compliance with the immediately preceding sentence.

13.      Rights and Obligations During, Upon and Following Termination;
           Confidentiality.

         13.1 Termination of this Agreement, by expiration or for any other reason, shall be without prejudice to (a) UGI's rights to receive all payments due and accrued hereunder and unpaid on the effective date of such termination, and (b) any other remedies which either Party may then have hereunder. Except as provided in the previous sentence, VascA shall upon termination or expiration of this Agreement have no obligation to make any further payments to UGI.

         13.2 During the term of this  Agreement and for a period of five
(5) years from any termination or expiration hereof, the Parties agree to keep in confidence and not to disclose to any third party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information. As used herein, "Confidential Information" shall mean all trade secrets or confidential or proprietary information designated as such in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the disclosing Party to the receiving Party. Notwithstanding the foregoing, information which is orally or visually disclosed to the receiving Party by the disclosing Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if the disclosing Party, within 30 days after such disclosure, delivers to the receiving Party a written document or documents describing such information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the receiving Party to whom such disclosure was made. The restrictions on the disclosure and use of Confidential Information set forth in the first sentences of this Section 13.2 shall not apply to any Confidential Information which (a) was known by the receiving Party (as evidenced by the receiving Party's written records) prior to disclosure by the disclosing Party hereunder; (b) is or becomes part of the public domain through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party having a legal right to make such a disclosure; or (d) is required to be disclosed by law or legal process (provided that the other Party has received prior notice of such intended disclosure if practicable under the circumstances). This Agreement shall supersede any prior agreements as to the protection of confidential information.

         13.3 In order to enable VascA to exercise its rights to market the Licensed Products, UGI hereby grants VascA a royalty-free license throughout the Territory to use any trademark which UGI applied to the Licensed Products at any time prior to the date hereof (the "Licensed Trademarks").

14.      Bankruptcy.

         All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be, deemed to be, for purposes of
Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties to this Agreement shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a party licensor under the U.S. Bankruptcy Code, the licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and, to the extent necessary for the exercise of the applicable license rights, all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to the licensee (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the licensee, unless the licensor elects to continue to perform all its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the licensor upon written request therefor by the licensee; provided, however, that upon the licensor's (or its successor's) written notification to the licensee that it is again willing and able to perform all its obligations under this Agreement, the licensee shall promptly return all such tangible materials to the licensor.

15.      Force Majeure.

         Neither Party shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, war, whether declared or not, accident, labor strike, sabotage order or decrees or any court or action of governmental authority.

  16.    Succession and Assignment.

         This Agreement may not be assigned or otherwise transferred by either Party, whether voluntarily or by operation of law, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, that VascA may assign this Agreement or any of its rights hereunder to any of its Affiliates (although, in such event, VascA shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment). Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

17.      Notices.

         Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) in the case of notices provided between Parties in the continental United States, 48 hours after deposit in the mail or noon on the business day next following deposit with a reputable overnight courier, or (b) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (a) or (b) above if the notice is of a default hereunder), upon completion of transmissions to the addressee's telecopier, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 17):

If to UGI:           United-Guardian, Inc.
                     230 Marcus Blvd.
                     P.O. Box 18050
                     Hauppauge, NY  11788

                     Attention: Ken Globus, President
                     Facsimile No.: (516) 273-0858

If to VascA:         VascA, Inc.
                     3 Highwood Drive
                     Tewksbury, MA  01876

                     Attention: Richard Andrews, Vice President
                     Facsimile No.: (978) 863-4401

With a copy to:      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                     One Financial Center
                     Boston, MA  02111

                     Attention: William T. Whelan, Esq.
                     Facsimile No.: (617) 542-2241


18.      Affiliates.

         To the extent that any obligations or agreements are imposed upon Affiliates of a Party under this Agreement, such Party shall cause such Affiliates to fulfill such obligations and agreements.

19.      Waiver.

         Failure of either Party to require, in one or more instances, performance by the other Party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms and conditions or of any other term and condition of this Agreement.

20.      Entire Agreement and Amendment; Titles.

         20.1 This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. It cancels and supersedes all prior written and oral agreements, understandings and declarations between the Parties in respect of the subject matter of this Agreement.

         20.2 The titles of the Sections of this Agreement are for general reference and convenience only and this Agreement shall not be construed and interpreted by reference to such titles.

21.      Severability.

         In case one or several provisions of this Agreement should be declared ineffective or void by any court of competent jurisdiction or a government agency having jurisdiction, such declaration shall not affect the remainder of this Agreement which will remain in full force and effect. The provisions ineffective or void shall be replaced by new effective ones which shall be in their sense and regarding the intentions of the Parties in respect of this Agreement as similar as possible to the provisions ineffective or void.

22.      No Agency.

         Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party, or both Parties as joint venturers or partners for any purpose. Except as set forth herein, neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to act on behalf of, represent or obligate the other Party in any way without prior written authority from the other Party.

23.      Governing Law; Dispute Resolution.

         23.1 This Agreement is governed by, and construed in accordance with, the laws of the State of Delaware without reference to choice of law principles.

         23.2 This Agreement is made on the basis of mutual confidence, and it is understood that the differences, if any, during the duration of this Agreement should freely be discussed between the two Parties. Any dispute, controversy or claim arising out of, or relating to, this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration conducted in New York, New York in accordance with the rules of the American Arbitration Association. Notwithstanding the foregoing, nothing in this Section 23.2 shall be construed as limiting in any way the right of a Party to seek injunctive relief with respect to any actual or threatened breach of this Agreement, which breach would cause irreparable harm to the Party seeking such relief, from a court of competent jurisdiction.

24.      Modifications.

         Any modification or addition to this Agreement shall be valid only if it is confirmed in writing by the duly authorized officers of both Parties.

         IN  WITNESS  WHEREOF,   the  Parties  hereto  have  caused  this
Agreement  to  be  executed  in   duplicate  by  their  duly   authorized
representatives as of the date first above written.




UNITED-GUARDIAN, INC.


By:/s/ Kenneth H. Globus
   --------------------
   Kenneth H. Globus
   Title:  President

   Date:  December 4, 1998



VASCA, INC.


By:/s/ Richard Andrews
   -------------------
   Richard Andrews
   Title:  Vice President

   Date:  December 7, 1998